Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synchrony Financial:

We consent to the use of our report dated February 23, 2015, with respect to the consolidated and combined statements of financial position of Synchrony Financial and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated and combined statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement filed on Form S-4 of Synchrony Financial and Subsidiaries.

/s/ KPMG LLP

New York, New York

October 19, 2015